UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant	[X]
Filed by a Party other than Registrant	[ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement.
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
[ ]	Definitive Proxy Statement.
[ ]	Definitive Additional Materials.
[X]	Soliciting Material Pursuant to Rule 14a-12.

CHARMING SHOPPES, INC.
 (Name of registration as specified in its charter)

Payment of Filing Fee (Check the appropriate box)
[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.
	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule  0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

PROXY COMMUNICATION STATEMENT:

Charming Shoppes, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2008 Annual Meeting of Shareholders.  The Company plans to file a proxy statement with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the Annual Meeting.  Information concerning persons who may be considered participants in the solicitation of the Company’s shareholders under the rules of the SEC is set forth in public filings filed by the Company with the SEC, including its proxy statement relating to its 2007 Annual Meeting of Shareholders, and will be set forth in its proxy statement relating to its 2008 Annual Meeting of Shareholders.  These documents may be (currently or when filed with the SEC) obtained free of charge at the SEC’s website at http://www.sec.gov and the Company’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-sec or MacKenzie Partners at 1-800-322-2885 or via email at proxy@mackenziepartners.com.

Dear Associates:

Yesterday, Charming Shoppes issued a press release, indicating that we have commenced a lawsuit against two hedge funds, which operate under the name The Charming Shoppes Full Value Committee.  Please CLICK HERE [http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-newsArticle&ID=1116872&highlight=] to read the release on charming.com.

Our Board of Directors and management team are committed to acting in the best interest of the Company and all of its stakeholders.  This lawsuit was filed to prevent the hedge fund group from violating the securities laws and to ensure that our shareholders receive complete and accurate information about this group and their plans and intentions.

As we have said in the past, the industry is facing challenging times, but we are confident in our direction for Charming Shoppes.  We must continue to build our brands and provide our customers with superior products in order to create value, both for our shareholders and customers.

Last, I would like to remind you about our procedures for responding to outside inquiries.  If you receive any calls from the media, analysts or investors, please forward them to Gayle Coolick, Director of Investor Relations, at (215) 638-6955 or e-mail gayle.coolick@charming.com.

On behalf of your Board and management team, I would like to thank you for your continued support.

Sincerely,

Dorrit J. Bern
Chairman, CEO and President

PROXY COMMUNICATION STATEMENT:

Charming Shoppes, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2008 Annual Meeting of Shareholders.  The Company plans to file a proxy statement with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the Annual Meeting.  Information concerning persons who may be considered participants in the solicitation of the Company’s shareholders under the rules of the SEC is set forth in public filings filed by the Company with the SEC, including its proxy statement relating to its 2007 Annual Meeting of Shareholders, and will be set forth in its proxy statement relating to its 2008 Annual Meeting of Shareholders.  These documents may be (currently or when filed with the SEC) obtained free of charge at the SEC’s website at http://www.sec.gov and the Company’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-sec or MacKenzie Partners at 1-800-322-2885 or via email at proxy@mackenziepartners.com.